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                       [LETTERHEAD OF COOPERS & LYBRAND]


                  CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT
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October 29, 1996


Mr. Harrington Bischof
Pandora Capital
117 South Cook Street, Suite 352
Barrington, IL  60010

Dear Mr. Bischof:

In connection with Coopers & Lybrand L.L.P.'s ("C&L") role as exclusive financial advisor to Peerless Industrial Group, Inc. ("Peerless" or the "Company") regarding the sale or merger of the Company, we have furnished or will furnish you with certain information, both oral and written, concerning the Company. Such information, in whole or in part, together with any additional such information furnished to you and any analyses, compilations, studies, materials, memoranda, data, notes or documents prepared during the review of the Company, including verbal information or information acquired during a plant tour, by you, your agents, directors, officers, employees, counsel, consultants, affiliates or advisors (your "Representatives") which contain or otherwise reflect such information, is hereinafter referred to as the "Information." In consideration of our furnishing the Information to you, you hereby agree that:


     1. The Information will be kept confidential and shall not, without the prior written consent of C&L or the Company, be disclosed by you, or your Representatives, in any manner whatsoever, in whole or in part, and shall not be used by you or your Representatives other than in connection with the transaction identified above, and shall be disclosed by you only to your Representatives who have a "need to know" such Information in order to evaluate whether to proceed with the transaction identified above and who shall be informed by you of the confidential nature of the Information and who shall have first agreed to be bound by the terms and conditions of this Agreement.

     2. Without the prior written consent of C&L or the Company you will not, and will direct your Representatives not to, disclose to any person either the fact that discussions or negotiations are taking place concerning a possible transaction or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof and the subject matter of this Agreement. No request or proposal to amend, modify or waive any provision of this

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          Agreement (other than a request or proposal made or solicited by the
          Company) shall be made or solicited except in a non-public and confidential manner. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership or individual.

     3. The Information, except for that portion of the Information which consists of analyses, compilations, studies, material, memoranda, data, notes or other documents prepared by you or your Representatives, will be returned to C&L or the Company immediately upon C&L's request without retaining any copies thereof. That portion of the Information which consists of analyses, compilations, studies, material, memoranda, data, notes or other documents prepared by you or your Representatives will be destroyed and such destruction shall be certified in writing to C&L by an authorized officer supervising such destruction.

     4. In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, you will provide C&L and the Company with prompt notice before such Information is disclosed so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, you will furnish only that portion of the Information which you are advised by written reasonable opinion of counsel is legally required and will exercise your best efforts to assist the Company in obtaining a protective order or other reliable assurance that confidential treatment will be accorded to the Information that is disclosed.

     5. Any questions concerning the Information will be directed by you exclusively to C&L. You shall not approach the Company or any of its employees, without the prior consent of C&L.

     6. Until December 31, 1997, unless such shall have been specifically invited in writing by the Company, neither you nor any of your subsidiaries will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way knowingly assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender offer or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934); (c) otherwise knowingly act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company; (d) knowingly take any action which might force the Company to make a public announcement regarding any of the types of

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          matters set forth in (a) above; or (e) knowingly enter into any discussions or arrangements with any third party with respect to any of the foregoing.

     7. Nothing contained herein shall in any way restrict or impair your right to use, disclose or otherwise deal with:

          (a) Information which at the time of its disclosure is, or which thereafter becomes through no fault of yours or your Representatives, part of the public domain by publication or otherwise; and

          (b) Information which you can show was in your possession, or the possession of one or more of your parent, subsidiary or affiliated companies or Representatives at the time of disclosure and was not acquired, directly or indirectly, under any secrecy obligation to the Company or another party.

     8. You will not, for a period of one (1) year from the date hereof, advise or encourage any employee or independent contractor employed by the Company to terminate employment with the Company, knowingly interfere or attempt to interfere with the employment relationship between the Company and any of its employees or with any independent contractor who performs services for the Company.

     9. You will not, based upon the Information, directly or indirectly, solicit customers, suppliers or distributors of the Company.

     10. You understand and agree that (i) the Company and C&L shall be free to conduct the process relating to any possible transaction as they shall determine in their sole discretion and (ii) you shall not have any rights or claims whatsoever against the Company, C&L or any of their respective Representatives arising out of or relating to any transaction (other than any rights or claims arising out of any definitive written agreement that may be entered into with the Company in accordance with its terms).

     11. You understand that neither C&L nor the Company are making any representation or warranty, express or implied, as to the accuracy or completeness of the Information. C&L, the Company and their respective Representatives have disclaimed any and all liability to you and your Representatives arising from your use of or reliance on the Information.

     12. Except as expressly provided herein with respect to the confidentiality and non-disclosure of the Information, nothing in this Agreement shall obligate any party in any manner whatsoever with respect to the consummation of negotiations for any transaction between and among you and the Company.

     13. No failure or delay by the Company or any of its representatives in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege herewith. No provision of this

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          Agreement may be waived or amended nor any consent given except by a writing signed by a duly authorized representative of the Company, which specifically refers to this Agreement and the provision so amended or for which such waiver or consent is given. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

You agree that money damages would not be sufficient remedy for any breach of this Agreement and, therefore, in addition to any other remedies available to the Company in the event of your, or your Representatives', breach of the terms hereof, the Company shall also be entitled to specific performance and injunctive or other equitable relief. You agree to waive, and to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. This Agreement constitutes the entire Agreement between and among the parties as to the subject matter hereof, no representations having been made by any of the parties except as herein specifically set forth. No rights or obligations other than those expressly recited herein are to be implied from this Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to such State's conflict of laws principles.

                              Sincerely,

                              /s/ John Patek

                              John Patek
                              Managing Director
                              Coopers & Lybrand L.L.P.


Accepted and agreed to this 30th day of October, 1996:


Pandora Capital

By:      /s/ Harrington Bischof
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Name:        Harrington Bischof
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Title:       President
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